Exhibit (a)(5)(ix)

August 29, 2016

Company name: Nichi-Iko Pharmaceutical Co., Ltd.

(Stock code: 4541. TSE 1st section)

Representative: Yuichi Tamura, President & CEO

Inquiries: Noboru Inasaka, Managing Executive Officer and

General Manager of Management Division

Tel. 076-432-2121

Notification of Result of Tender Offer for Sagent Pharmaceuticals, Inc.’s Shares and

Change in Subsidiaries Upon Completion of Acquisition

On August 1, 2016 (EST), Nichi-Iko Pharmaceutical Co., Ltd. (Head Office: Toyama City, Toyama Prefecture, President and CEO: Yuichi Tamura) (“Nichi-Iko”), commenced an all cash tender offer (the “Tender Offer”) under which it would purchase all of the outstanding shares of common stock of Sagent Pharmaceuticals, Inc. (NASDAQ: SGNT, Head Office: Illinois, U.S., Chief Executive Officer: Allan Oberman) (“Sagent”) at a price of $21.75 per share via Shepard Vision, Inc (“Shepard Vision”), which is a wholly owned U.S. subsidiary of Nichi-Iko and was formed for the purpose of commencing the Tender Offer and subsequently merging into Sagent. The Tender Offer period expired at 12:00 midnight on August 26, 2016 (EST) and the Tender Offer has been completed. The Tender Offer was commenced pursuant to the terms of an Agreement and Plan of Merger, executed on July 11, 2016 (Japan time) (the “Merger Agreement”), by and among Nichi-Iko, Shepard Vision and Sagent..

In accordance with the Merger Agreement, following the completion of the Tender Offer, Shepard Vision will merge with and into Sagent, with Sagent continuing as the surviving corporation in the merger (Tender Offer and the merger, the “Transaction”), and Sagent will become a wholly-owned subsidiary of Nichi-Iko.

We announce the Transaction details as follows.

1.	Result of the Tender Offer
(1)	Overview of the Tender Offer
(i)	Offeror in the Tender Offer: Shepard Vision, Inc.
(ii)	Target company of the Tender Offer: Sagent Pharmaceuticals, Inc.
(iii)	Type of stock acquired: Common stock
(iv)	Tender Offer price: US$21.75 per share in cash
(v)	Tender Offer period: From August 1, 2016 (EST) to 12:00 midnight on August 26, 2016 (EST)
(vi)	Minimum number of shares tendered: The obligation of Shepard Vision to complete the Tender Offer is subject to the condition that more than 50% of the issued and outstanding shares of Sagent’s common stock (on a fully diluted basis) are validly tendered and not withdrawn as of the expiration of the Tender Offer period.

(2)	Result of the Tender Offer
(i)	Status of tendered shares (at the expiration of the Tender Offer at 12:00 midnight on August 26, 2016 (EST))

28,229,440 shares representing 85.6% of the outstanding shares of Sagent stock were validly tendered and not validly withdrawn. In addition, Notices of Guaranteed Delivery had been delivered with respect to 589,169 additional shares, representing approximately 1.8% of Sagent’s outstanding shares of common stock.

(ii)	Outcome of the Tender Offer

Shepard Vision will purchase all tendered shares, as the number of tendered shares satisfied the minimum requirements set forth in 1.(1)(vi).

* Notices of Guaranteed Delivery

Notice of Guaranteed Delivery is a document enabling a stockholder who is unable for certain reasons to complete the required procedures to tender shares prior to the expiration of the tender offer to do so through an eligible financial institution within three trading days following the closing of the tender offer.

(3)	Second-step merger procedures following the Tender Offer

In accordance with the terms of the Merger Agreement, Shepard Vision will merge with and into Sagent under the laws of the State of Delaware. As a result of the merger, Sagent will become a wholly-owned subsidiary of Nichi-Iko and all outstanding shares of Sagent common stock not tendered in the Tender Offer will be converted into the right to receive $21.75 per share of common stock, in cash.

2.	Change in Subsidiaries
(1)	Reason for change

Sagent will become a wholly-owned subsidiary of Nichi-Iko upon the completion of the Transaction.

(2)	Number of shares acquired, acquisition price, and shareholding percentage before and after the acquisition

Number of shares owned before change	0 shares (Percentage of voting rights: 0.0%)
Number of shares acquired	,32,992,854 shares
Acquisition price	US$734,207,581.74*
Number of shares owned after change

1,000 shares (As a result of the Merger, the outstanding shares of Sagent are canceled and each outstanding share of Shepard Vision is converted into a share of Sagent.)

(Percentage of voting rights: 100%)

*	This represents the funds required for the purchase of all of the equity securities of Sagent, including shares of common stock, options and warrants.

(3)	Overview of new subsidiary (prior to the completion of the acquisition)

(1) Corporate name	Sagent Pharmaceuticals, Inc.
(2) Address	1901 N. Roselle Road, Suite 700, Schaumburg, Illinois
(3) Name and title of representative	CEO: Allan Oberman
(4) Business outline	Manufacture and sale of generic pharmaceuticals, primarily injectables
(5) Capital (Stockholders’ equity)	US$253,451 thousand (as of March 31, 2016)*
(6) Date of incorporation	2006
(7) Number of issued shares	32,992,854 (as of August 26, 2016)*
(8) Relationship between Nichi-Iko and the target company
Capital relationship:	There is no capital relationship between Nichi-Iko and the target company that is required to be disclosed.
Personal relationship:	There is no personal relationship between Nichi-Iko and the target company that is required to be disclosed.
Transactional relationship:	There is no transactional relationship between Nichi-Iko and the target company that is required to be disclosed.
Whether constituting a related party	The target company does not constitute a related party to Nichi-Iko.
*	Based on Sagent’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2016 filed with the U.S. Securities and Exchange Commission on May 3, 2016.

Recent financial results

(thousands of dollars)

Period	Fiscal year ended Dec. 2013	Fiscal year ended Dec. 2014	Fiscal year ended Dec. 2015*
Net revenue	244,750	288,983	318,296
Net income (loss)	29,594	36,951	(21,882)**
Total assets	310,208	379,958	349,732
Net assets	236,026	273,802	251,093
*	Based on Sagent’s annual report on Form 10-K for the fiscal year ended December 31, 2015 filed with the U.S. Securities and Exchange Commission on March 7, 2016.
**	Includes US$(45,158 thousand) impairment loss on assets of Sagent (China) Pharmaceuticals Co., Ltd.

(4)	Date of change (projected)

August 29, 2016 (EST)

3.	Outlook

Additional information will be provided once the assessment of the impact of the Transaction on Nichi-Iko’s consolidated financial results is completed. The Transaction is expected to contribute significantly to Nichi-Iko’s financial performance in the medium to long term.

Cautionary Statement Regarding Forward-Looking Statements

Any statements made in this communication that are not descriptions of historical facts, including those relating to the anticipated timing, duration, closing conditions, completion and success of the proposed Acquisition, and the potential effects and benefits of the Transaction and Sagent and any other statements about future expectations, are forward-looking statements that are based on management’s beliefs, certain assumptions and current expectations, and should be evaluated as such. Forward-looking statements also include statements that may relate to Nichi-Iko’s or Sagent’s plans, objectives, strategies, goals, future events, future financial and operating performance, and other information that is not historical information. These statements may be identified by their use of forward-looking terminology such as the words “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “could,” “should,” “may,” “will,” “would,” “continue,” “forecast,” and other similar expressions. Forward-looking information is based on, among other things, opinions, assumptions, estimates and analyses that, while considered reasonable by us at the date the forward-looking information is provided, are inherently subject to significant risks, uncertainties, contingencies and other factors that may cause actual results and events to differ materially from those expressed or implied by the forward-looking information. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. These risks and uncertainties include, but are not limited to, general economic, business and market conditions, the satisfaction of the conditions to the consummation of the Transaction, the timing of the completion of the Transaction and the potential impact of the announcement or consummation of the Transaction on Sagent’s and Nichi-Iko’s important relationships, including with employees, suppliers and customers. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Sagent in general, see Sagent’s Form 10-K for the year ended December 31, 2015, subsequent reports on Form 10-Q and 8-K, and other filings by Sagent with the SEC. Further, forward-looking statements speak only as of the date they are made, and neither Nichi-Iko nor Sagent undertakes any obligation to update or revise any forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law. All written and oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by these cautionary statements.

Important Information:

This communication is for informational purposes only, and it does not constitute an offer to purchase or a solicitation of an offer to sell shares or any other securities. The offer was made pursuant to a Tender Offer Statement on Schedule TO filed by Purchaser and Parent with the SEC on August 1, 2016. Sagent filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer on August 1, 2016. Both the Tender Offer Statement on Schedule TO (which includes the Offer to Purchaser, the related letter of transmittal and other tender offer documents) and the Solicitation/Recommendation Statement on Schedule 14D-9 were mailed to holders of shares at no expense to them. Investors and Sagent stockholders may also obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties at the SEC’s website at www.sec.gov, by contacting Michael Ward, Sagent’s Chief Legal Officer and Corporate Secretary either by telephone at (847) 908-1600 or by e-mail at legal@sagentpharma.com.